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                                                                     EXHIBIT 4

                                     [LETTERHEAD]



                                       December 9, 1996





Mr. Joe Hanauer
Combined Investments
361 Forest Avenue
Suite #200
Laguna Beach, CA 92651

Dear Joe:

    This letter shall confirm our understanding in connection with the Closing of the transactions contemplated by the Tri-Party Agreement dated as of December 11, 1996 by and among Grubb & Ellis Company ("GBE"), Warburg, Pincus Investors, L.P. ("WPI") and yourself that WPI will cause GBE Directors nominated by WPI to nominate you for election as a Director of GBE at the 1997 and 1998 annual meetings of shareholders of GBE to serve until the following annual meeting of shareholders. WPI further agrees to vote all of its shares of Common Stock of GBE in favor of your election as a Director.


                                       Very truly yours,


                                       Warburg, Pincus Investors, L.P.


                                       by: Warburg, Pincus & Co.



                                       /s/ Reuben S. Leibowitz
                                       ---------------------------------
                                       by: Reuben S. Leibowitz
                                           General Partner